SCHEDULE "A"
                   TO RECEIVABLES PURCHASE AGREEMENT
                           DATED October 14, 1999
                BETWEEN MONTEREY FINANCIAL SERVICES, INC.
                                  AND
                       ELECTIVE INVESTMENTS, INC.

DESCRIPTION OF SELLERS SERVICES/PRODUCTS:



PURCHASE PRICE.
 The Purchase Price of a Purchased "A" credit Contract shall be a percentage of the total balance, excluding any interest charges (the "Contract Balance") owed by the Customer named therein calculated as follows:

                 a. Ninety-four and one-half percent (94.50 %) of the Contract Balance for purchased Contracts payable in zero (0) months to twenty-four (24) months from the date of assignment to MFS;
                     and

                 b. Ninety-two percent (_92 %) of the Contract Balance for Purchased Contracts payable in twenty-five (25) months to thirty-six (36) months from the date of assignment to MFS; and

                 c. Ninety percent ( 90 %) of the Contract Balance for Purchased Contracts payable in thirty-seven (37) months to forty-eight (48) months from the date of assignment to MFS; and

                      The interest rate of the Membership Contracts purchased must be twenty-one and seven tenths percent (21.7%), or greater. For each one percent (1%) drop below this percentage the purchase price will be reduced by one percent (1%).

                 The Purchase Price of a Purchased "B" credit Contract shall
be   a percentage of the total balance, excluding any interest charges (the
"Contract Balance") owed by the Customer named therein calculated as follows:

                d. Ninety-one percent (91 %) of the Contract Balance for purchased Contracts payable in zero(0) months to twenty-four (24) months from the date of assignment to MFS; and

                e. Eighty-nine percent 89 %) of the Contract Balance for Purchased Contracts payable in twenty-five (25) months to thirty-six (36) months from the date of assignment to MFS; and

                f. Eighty-six percent ( 86 %) of the Contract Balance for Purchased Contracts payable in thirty-seven (37) months to forty-eight (48) months from the date of assignment to MFS; and

                g. The interest rate of the Membership Contracts purchased must be twenty-one and seven-tenths (21.7%), or greater. For each one percent (1%) drop below this percentage the purchase price will be reduced by one percent (1%).

ADJUSTMENT TO PURCHASE PRICE.

          The foregoing Purchase Price percentages may be adjusted inversely either up or down on the date of purchase of a Contract by an amount equal to one-half (1/2) of the change in the Prime Rate from the first day of each month if the Prime Rate (as defined below) is above nine percent (9%). However, in no case will the Prime Rate Adjustment be made below the Prime Rate of nine percent (9%). For the purpose of this Agreement, the "Prime Rate" shall means the highest rate of interest announced by the main branch of the Union Bank, San Diego, California as its "prime" or "reference" rate for commercial loans of short term maturities in effect as of the commencement of business on the first business day of each month throughout the term of this Agreement. On the date of this Agreement, the "Prime Rate" is eight and one quarter percent (8.25%).

RESERVE AMOUNT.

           Purchased Contracts shall be purchased by MFS withholding from the Purchase Price a Reserve Amount equal to:

                 a. Ten percent (10%) of the principal balance of each Purchased Contract payable in zero (0) to forty-eight (48) months for Customers with acceptable credit ("Plan A Credits") as determined by MFS in its sole discretion; and
                 b. Fifteen percent (15%) of the principal balance of each Purchased Contract payable in zero (0) to forty-eight (48) months for Customers with acceptable credit ("Plan B Credits") as determined by MFS in its sole discretion: and

RESERVE REBATE.

      The "Reserve Rebate" means all amounts, if any, held in the Reserve Account on January 1 and July 1 of each year in excess of the Minimum Reserve plus the percentage of delinquent accounts (delinquent accounts defined as more than 60 days past due). The Minimum Reserve shall be equal to the total of:

                 a. Ten percent (10%) with respect to "Plan A Credits" times the total aggregate contract balance owed on all Purchased Contracts that are payable in zero (0) to forty-eight (48) months on such date.

                 b. Fifteen percent (15%) with respect to "Plan B Credits" times the total aggregate contract balance owed on all Purchased Contracts that are payable in zero (0) to forty-eight (48) months on such date.

                 c. Before any reserve rebate is paid, MFS has the right to take any excess reserves from either Plan A or Plan B and apply it to either reserve if the reserve is less than the required amount.

REPURCHASE FEE.
     The Repurchase Fee for each Repurchased Contract shall be   twenty-five
Dollars ($25.00).

TERM.
           The Term of this Agreement is a period of one (1) year(s) following the date hereof and for each succeeding one ( 1 ) year period thereafter unless sooner terminated as follows:

                a. Upon the bankruptcy, the winding up or dissolution of either party this Agreement shall be terminated effective upon the filing of such bankruptcy or the effective date of the winding up or dissolution of such party, as applicable;

                b. Upon the written agreement of the parties hereto this Agreement may be terminated in accordance with the terms of such agreement; or

                c. If MFS determines in good faith, that there has been a material adverse change in the business or financial condition of SELLER or that the prospect of SELLER's performance pursuant to the terms of this Agreement has been impaired for any reason, MFS may terminate this Agreement effective immediately upon giving written notice of such termination to SELLER.

ORIGINATION FEE.

     The non-refundable Origination Fee shall be a one time five hundred Dollars ($500.00).

NSF FEES
        AGENT shall collect and retain allowable fees associated with the return of a dishonored check, negotiable order of withdrawal, or share draft issued in connection with this Agreement.



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A-3

      Assignor does not delegate and Assignee shall not be required to assume any of the duties, responsibilities, liabilities or obligations of Assignor under any Contract assigned hereunder and Assignor shall remain liable therefore notwithstanding the assignment contained herein.

      This Full Recourse shall apply only to the "Six Months Same-as-Cash" contracts. This is defined as follows:

      Any consumer who elects to pay cash within six (6) months, then Elective Investments will buyback these contracts on the same percentage as originally advanced either by check or replacing with a new qualified contract or at Monterey's option, deducting from any billing payouts or reserve refunds.


      IN WITNESS WHEREOF, the undersigned has executed this Limited Recourse Assignment to be duly executed this _______day of__________,19__.


MONTEREY FINANCIAL SERVICES, INC.           ELECTIVE INVESTMETS INC.
By: /s/ Robert C. Steinke                   By:/s/ Gerard A. Powell
Title: President                            Title: President
Dated: 10/25/99                             Dated:_________________